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VEDX Solutions

VEDX is bridging the deployment gap between schools and Virtual Reality applications with the VEDX Classroom – a subscription model for flexible content library, protected student spaces, and training for educators.


VEDX™
SOLUTIONS
Educational VR made simple

Invest

DEADLINE: September 27, 2023

in 2 months

SHARE PRICE

$1.63

TOTAL RAISED

$0

VALUATION

$9,218,571

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION


Scalable Virtual Reality Education Bundles
We build, deploy, and support VR for K-12 and higher education institutions

- Founded in July 2020
- B2B Licenses and Support Subscription
- Full Deployment and Training Packages
- Focus on school districts, workforce boards and colleges/universities


Benefits of Mixed Reality
Reduce cognitive load
Enable learners to assimilate complex information in a shorter period of time.
Elicit empathy
Learners who experience 'being in someone else's shoes' through Immersive Technology increase their understanding and engagement with the subject.
Increase retention
Information presented in Mixed Reality is retained more efficiently, which is reflected in improved learning outcomes.
Immersive Experiences in Education New Places and Spaces for Learning – White Paper

Statistics show that long-term memory retention skyrockets to 75% while using VR.

Product can include:

- Experiential learning apps and content creator
- Historical places and time period apps throughout the world
- Real-life simulations and experiences in trades
- A safe private campus space with clubs and team sports
- All equipment delivered and configured with packaged content and support

"Everyone in the world of XR education is a pioneer, and VEDX is so much more than a solutions partner. They are your personal guides on your expedition into the unknown. The VEDX Classpack is absolutely comprehensive and industry leading: With these tools and this support, VEDX brings the future within easy reach."

– Christopher Nitti
Digital Age Coordinator, Hoquiam School District



PROBLEM


Institutions want VR, but...
The fragmented market of apps produces challenges with integration to scale, safe browsing for students, and headset management.

Academic studies have found that **VR can positively improve student engagement**, attention span and motivation according to a recent article published by Meta. The article cites Japan's largest online school using VR - the majority of teachers state that:

- "**VR enhances the learning experience** and enables students to nurture social skills even when they are physically away from each other."

However, getting those headsets into the classroom for daily use comes with obstacles of curriculum integration, educator training, and support issues. One of the ways in which Morehouse College, using one of our content partners - VictoryXR , has started **normalizing the use of VR** and measuring engagement is a digital twin of the on-campus chemistry lab for regular use by students.

Their research found that those **learning in VR have higher test scores** than those learning in traditional online methods as well as those physically in the lab on campus. The demand for content runs into the reality of deployment. During the early market research, VEDX realized that companies, schools and institutions were running into the **barriers of effective deployment**. They needed to have the standalone learning devices with content made for their needs. On the other side of the market, the app providers of the content were struggling with getting their apps to those headsets.


XR Education

.... thus the VEDX Classroom was born.

SOLUTION


The VEDX Classroom
A managed content space to sync up all headsets from a PC. Subscription includes apps from catalogue, ability to push and pull new content, and all equipment arrives ready to place on wi-fi.

Virtual Reality Education: *VR Deployment Made Simple*

VEDX saw an opportunity to build that bridge by providing a subscription service and support package: "The VEDX Classroom." The end-learner only sees the content that the organization allows them to see and the organization can push and pull new content in a PC portal with the push of a button. Additionally, future apps can easily be added as they arrive on the market.

- In a large scale study of educators, "90.34% of respondents agreed that VR is an effective tool for students of all abilities," and "82.38% of educators agreed that using VR in classroom promotes the development of student interpersonal skills," but over 90% also agreed that they need support and training in this process. We find this true in all of our discovery calls too.



Students in Paraguay experiencing college tours and soft skills training

> "I believe **every school in America** may have a form of VR learning within the next 10 years, leaving this technology on the side does a disservice to students; this technology, alongside the AI parallel, will fundamentally change learning."
>
> - Jay Schnoor

BUSINESS MODEL


Business Model
B2B Subscriptions with multi-year support packages, along with direct buying options on website. Add-on services include 3D assets, equipment leases, and accessories.
VEDX

Our primary source of revenue is a business-to-business annual licensing model for school districts and higher education institutions through our own partner apps and network of content partners. Through this model, we also have additional sources of revenue through the creation of custom VR objects and app development as well as ongoing professional development services for our clients.

Custom objects and app development can include avatars and branded spaces as well as customized educational content. Our ongoing professional development services for our clients include utilizing VR in the classroom, full deployment of updates and ongoing tech support, as well as teacher and administrator training.


VEDX
CLASSROOM
All
Campus
Event Space
Science Content
Medicine
Art
History Con
UniVRsity Explorer
App
CTE: VEDX Career Journeys 360
App
CTE: Workforce 360
App
Tutorial: First Steps
App

Image of the VEDX Classroom in the headset - Learner View

MARKET


Augmented Reality (AR) and Virtual Reality (VR) Market Size
The market size of AR and VR is forecast to hit
$296.9 BILLION
in 2024.
(Statista, 2021)
Virtual Reality: Future Predictions on Economy and Employment
By 2030,
23 MILLION
jobs will be using AR and VR in one way or another.
(PwC, 2019)
10 virtual reality statistics every marketer should know in 2023

- The **global virtual reality market** size is projected to reach USD 120.5 billion by 2026, exhibiting a CAGR of 42.2% during the forecast period. –GlobeNewswire
- The global virtual reality in education market is expected to reach $32.94 billion in 2026 at a CAGR of 39.7%. –BusinessWire



A E1E
O

SUCCESS TO DATE





Success

VEDX continues to add paid pilots, deployments and schools across the nation. Partnered with 22+ app companies, a multitude of schools, representation in 4 countries outside of USA and native app. MVPs

- **Built MVP apps** for job shadows and college exploration to go inside the VEDX Classroom
- Signed partnerships with 22 VR education content providers
- Developed relationships with **50+ schools** in the US that are in consideration of our product
- Deployed paid pilot in **Panama**
- Supporting **10+ institutions** currently in deployment

PRESS


Press
Multitudes of panels, PIE Live event, FETC conference speaker, 26 VR Podcasts produced (V-Casts), COSA speaker, and see below for more from our content makers

- **The PIE Blog**: Extended Reality and the future of learning

Content License Partner Mentions in Press:

- VictoryXR - Auganix.org - VictoryXR announces new round of schools will roll out digital twin 'Metaversity' campuses
- Bodyswaps - BBC News - Your next job interview could take place in virtual reality
- Remio - Government Technology - Hoquiam School District Becoming a Pioneer in Esports
- ManageXR - XR Today - Healthcare Case Study in Focus: ManageXR and OVR


Ed3 DAO
k20
WEB3 &
THE EVOLUTION
OF EDUCATION
UNCONFERENCE
11.11.22 - 11.13.22 IN THE ED3VERSE
Register ed3dao.com
Project Showcase
VEDX
SOLUTIONS

TEAM


Meet the
VEDX Team
VEDX
VEDX



Jay Schnoor

Chief Executive Officer

Jay has over a decade of experience in the international education and development industry. He has recruited students in 52+ countries for 24 different university programs in the UK and US. He did research in education and community development in Cairo during the Arab Spring and loves to “think around.” His strengths are centered around relationships, team building and collaborations. He truly believes that exposure to international education for every global student is the way to lasting global peace. Jay has dedicated himself to one professional goal: “create more access to education to all global students and change the way we access that education with Virtual Reality.”



Diana Bernal

VP of Partner Relations

Diana has over 7 years of experience in international education recruiting students in Latin America for language programs and higher education. She also has experience in brand development, marketing and communication strategy. Native Spanish speaker, she is also fluent in English and French. She is passionate about education in its different forms and believes that this is the key for a better future.





Dora Mazurek

Business Development Advisor

Dora brings ten years of experience in business development, sales and marketing, student recruitment and admissions roles in the international education setting. Her strengths are inspiring international teams and nurturing productive relationships with diverse stakeholders. Personal and professional advocate of international education, she speaks three languages and studied in four countries across three continents, more recently graduating with an MBA degree. She believes that technology can completely transform education and bring new opportunities to learners across the globe. One of her favorite quotes: “the best way to predict the future, is to invent it.” (Ed Catmull)

Lance Powell

Chief Technology Officer

Lance Powell is the lecturer of Virtual Worlds at Bahçeşehir University in Istanbul, Turkey. Lance has extensive experience in community and event organization related XR as he is one of the founding members of the flagship VR First lab in BAU, where he participated in hackathons, presentations, research projects, and social events. Lance is an XR Bootcamp instructor, providing training to educators looking to integrate virtual spaces into their curriculum. He's an active member of Zero Events, which is an organization dedicated to the understanding and improvement of collaborative spaces in virtual reality, and he's a founding member of the Turkish branch of Euromersive, which supports the XR community in Turkey. Lance is a regular presenter at conferences on technology and game design such as GIST, Technofest, and Sonar Festival, lecturing on art and education as it relates to the Metaverse. Much of his research took place in Boğaziçi University, where he did his thesis on building a framework for understanding harassment in social virtual reality. Lance also maintains a blog that records his insights on and activities in XR, and a YouTube Channel geared towards entertainment content within mutli-user VR.





Vincent Rosen

Strategy Advisor

Vincent Rosen is a seasoned technology consultant. He has spent the last 10 years with a focus in SaaS business development within the Vacation Rentals industry. His focus has been around finding solutions to problems at the C level where technology can greatly improve overall success. He is now taking that experience and applying it to EdTech, to help foster a way to increase learning opportunities.

Proximus Wolf

Chief AI

(Visit With Him about VEDX: https://inworld.ai/arcade/gB5U6LNJKN0xUajX)

Proximus has traveled in space and time to arrive here at the advent of VR to enter schools via VEDX - He is our AI Mascot. He can help educators come into the world of VR and explore the content that exists. He can help answer questions, and direct you to one of his colleagues that can help you build your curriculum for VR or recommend one of our partner content providers to build into your VEDX Classroom Deployment. He mixes a bit of philosophy, good cheer and knowledge to help you bring VR to your school and classroom.



Schedule meeting
consultation@vedx.io
+1-971-358-9588
Headquartered in Bend, OR USA
Postal Address:
PO Box 6532
vedx.io
VEDX

USE OF PROCEEDS

If the offering's maximum amount of $1,234,999 is raised:

Use	Value	% of Proceeds
Compensation for managers	$246,990	20.0%
Direct Marketing and Sales	$185,000	15.0%
App Development	$500,000	40.5%
Legal and Accounting	$145,000	11.7%
Conference Showcases	$97,495	7.9%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Class A Common Stock, under registration exemption 4(a)(6), in VEDX Solutions Inc.. This offering must raise at least $10,000 by September 27, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. VEDX Solutions may issue additional securities to raise up to $1,234,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,413,233 shares
× $1.63 per share

$10,453,570 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jul 14, 2023 • Primary offering of 757,668 shares at $1.63

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